Exhibit 23.1


                             [KPMG LLP LETTERHEAD]




                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ugly Duckling Corporation:


We consent to the incorporation by reference herein of our report dated February 10, 1998, except for note 2 to the consolidated financial statements which is as of April 27, 1998, relating to the consolidated balance sheets of Ugly Duckling Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8K of Ugly Duckling Corporation dated June 11, 1998.


                                        /S/ KPMG LLP


Phoenix, Arizona
February 19, 1999









UDC.33R:KPMG Consent